Exhibit 8

List of Compagnie Générale de Géophysique SA subsidiaries (March 31, 2002)

(Certain dormant or insignificant subsidiaries of the Group have not been included in the list below)

French Companies	Head Office	% of Interest

CGG Marine SAS	Massy, France	100.0
Sercel Holding SA	Carquefou, France	100.0
Sercel SA	Carquefou, France	100.0

Foreign Companies	Head Office	% of Interest

CGG Americas, Inc	Houston, Texas, United States	100.0
CGG Canada Services Inc	Calgary, Canada	100.0
CGG do Brazil Particpaçoes Ltda	Rio de Janeiro, Brazil	100.0
CGG Marine Resources	Oslo, Norway	100.0
Compania Mexicana de Geofisica	Mexico City, Mexico	100.0
Exgeo CA	Caracas, Venezuela	100.0
PT Alico	Jakarta, Indonesia	100.0
Sercel Canada Ltd	Calgary, Canada	100.0
Sercel England Ltd	Somercous, United Kingdom	100.0
Sercel Inc	Tulsa, Oklahoma, United States	100.0
Sercel Singapore Pte Ltd	Singapore	100.0
Kantwell Overseas Shipping Co. SA	Panama City, Panama	50.0

Each of our subsidiaries listed above is organised in the country or U.S. state in which its head office is located, and each such subsidiary does business under its registered name.